Exhibit 99.1

Alcentra Capital Corporation Announces

Strategic Alternatives Review

NEW YORK, April 4, 2019 – Alcentra Capital Corporation (NASDAQ: ABDC) today announced that its Board of Directors has entered into a formal review process to evaluate strategic alternatives for the Company. The Board of Directors has authorized its Committee of Independent Directors to lead the process.

Edward Grebow, chair of the Committee of Independent Directors, stated, “We are very pleased with the progress management continues to make in rotating the Company’s legacy assets into upper middle-market senior secured investments and stabilizing the Company’s net asset value. As management continues its efforts to increase value for our stockholders, the Board believes it is also important at this time to explore additional options that may be available to further enhance the value of the Company.”

The Board of Directors has not set a timetable for the conclusion of the strategic alternatives review. There can be no assurance that the review will result in a transaction or change the Company’s announced strategy. The Company does not intend to comment further regarding the review unless or until it determines that further disclosure is appropriate or required by law.

The Committee of Independent Directors has engaged Houlihan Lokey as its financial advisor.

In light of the strategic alternatives review, the Company expects to hold its 2019 annual meeting of stockholders in the fourth quarter of 2019.

About Alcentra Capital Corporation

Alcentra Capital Corporation provides customized debt and equity financing solutions to middle-market companies, which the Company generally defines as U.S. based companies having between $15.0 million and $75.0 million of EBITDA. The Company’s investment objective is to provide attractive risk-adjusted returns by generating current income from its debt investments. The Company seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Alcentra Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. In addition, for tax purposes, the Company has elected to be treated as a regulated investment company, under Subchapter M of the Internal Revenue Code of 1986.

FORWARD-LOOKING STATEMENTS

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding exploration of strategic alternatives. These statements speak only as of the date of this press release, are based on the Company’s current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including those relating to the nature and timing of any possible transaction or other strategic alternative, or of any potential or anticipated benefits from any such transaction or other alternative, as well as those risks and uncertainties described in the Company’s SEC filings.  As a result, any forward-looking statements are not guarantees and there can be no assurance that this review process will result in a transaction or change in the Company’s announced strategy. Except as required by applicable law or regulation, the Company does not undertake any obligation to update its forward-looking statements to reflect future events or circumstances.

Alcentra Contacts:

Suhail Shaikh

Chief Executive Officer

(212) 922-6038

Suhail.Shaikh@alcentra.com

Ellida McMillan

Chief Financial Officer

(212) 922-6644

Ellida.McMillan@alcentra.com

Media Contacts:

Brunswick Group

Bryan Darrow / Kate Beers

(212) 333-3810

alcentra@brunswickgroup.com